Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation CFO Resigns
To Pursue Business Opportunity
SPRINGFIELD, Mass., October 27, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced that the Company’s Executive Vice President and Chief Financial Officer, William F. Spengler, has resigned effective November 12, 2010 to accept a position as president of a publicly traded company in the phytochemical and natural products industry.
The Company has initiated a search for a new CFO. John Dineen, who joined Smith & Wesson in 1997 and who currently serves as Vice President of Finance for the Firearm Division, will assume the responsibilities of interim Chief Financial Officer for Smith & Wesson Holding Corporation, while Deana McPherson, who currently serves as Vice President and Corporate Controller for Smith & Wesson Holding Corporation, will assume the responsibilities of interim Chief Accounting Officer.
Michael F. Golden, Smith & Wesson President and Chief Executive Officer, said, “Bill has been a valued partner as CFO during his tenure. He has developed a strong financial team and played an important role in growing our Company since joining us in 2008. I’d like to thank him for his dedicated service and his many contributions to Smith & Wesson. We wish him well in this new opportunity, which is well-aligned with his strong background in the pharmaceutical industry.”
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets. Smith & Wesson companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.